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(DELOITTE & TOUCHE LOGO)

                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IDEX Corporation:

We consent to the incorporation by reference in the Registration Statement of IDEX Corporation on Form S-3 (File Number 333-41627) and in the Registration Statements of IDEX Corporation on Form S-8 (File Numbers 333-102882, 333-104768, 333-18643, 333-70450, 333-70452 and 333-123558) of our reports dated February
27, 2006, relating to the financial statements and financial statement schedule of IDEX Corporation and its subsidiaries and management's report on effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of IDEX Corporation for the year ended December 31, 2005.


DELOITTE & TOUCHE LLP
Chicago, Illinois
March 6, 2006